Exhibit 99.1

July 14, 2014	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ANNOUNCES KEY EXECUTIVE PROMOTIONS

THOMASVILLE, GA—Flowers Foods (NYSE: FLO), one of America’s leading bakery foods companies, today announced several key appointments in keeping with the company’s management succession plan. The following promotions are effective immediately:

•	Bradley K. Alexander named executive vice president and chief operating officer of Flowers Foods

•	D. Keith Wheeler named president of Flowers Bakeries, the company’s direct-store-delivery (DSD) operating segment

•	Thomas E. Wilson named senior vice president of Flowers Bakeries’ West Coast region

Allen L. Shiver, Flowers Foods’ president and chief executive officer, said, “These management changes position Flowers Foods for continued growth and are in line with our long-term leadership development strategy and management succession plan. The operational leaders we’ve announced today and those throughout our company remain focused on building value for our shareholders in the years ahead.”

Bradley K. Alexander named executive vice president and chief operating officer of Flowers Foods

Mr. Alexander, 55, began his career with Flowers in 1981. He has held various positions in sales, operations and marketing, including bakery president and vice president of sales and marketing. Mr. Alexander was named regional vice president for Flowers Bakeries in 2003. In 2008, he was promoted to president of Flowers Bakeries, the company’s DSD segment, which represents 83% of sales. With the new appointment, Mr. Alexander is responsible for company operations, including the DSD and warehouse segments, as well as supply chain, marketing and product innovation.

The position of chief operating officer was previously held by Gene D. Lord, 67. Mr. Lord continues to serve as executive vice president, providing support for operations with a focus on the integration of assets acquired from Old HB, Inc. (formerly Hostess Brands).

D. Keith Wheeler named president of Flowers Bakeries

Mr. Wheeler, 50, began his career with Flowers in 1988. His experience with the company includes operational, accounting, and sales positions, including regional controller, vice president of operations, director of strategic planning, and bakery president. Prior to this appointment, Mr. Wheeler served as senior vice president for the company’s West Coast region. In his new role, Mr. Wheeler provides direction for Flowers Bakeries’ six DSD sales regions. Collectively, these regions reach 79% of the U.S. population with the company’s fresh breads, buns, rolls, and snack cakes.

Thomas E. Wilson named senior vice president of Flowers Bakeries’ West Coast region

Mr. Wilson, 59, joined Flowers Foods in 2008 when the company acquired Holsum Bakery in Arizona. His career in the baking industry began in 1979 and he has held leadership positions in sales and operations, including vice president of sales and marketing, executive vice president, and bakery president, the position he held prior to his current appointment. In his new position as senior vice president of Flowers’ West Coast region, Mr. Wilson takes on responsibilities previously held by Mr. Wheeler.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2013 sales of $3.75 billion. The company operates bakeries across the country that produce a wide range of bakery products. Among the company’s brands are Nature’s Own, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; and (j) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Investor Contact: Marta J. Turner, Executive VP/Corporate Relations, (229) 227-2348

Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333